Exhibit 10.6

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

AMENDED AND RESTATED 2002 STOCK OPTION AND INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED SHARE UNIT AGREEMENT

THIS RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”), dated as of September 1, 2009, is entered into between HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED, a Delaware corporation (the “Company”), and Dinesh Paliwal (“Grantee”). Capitalized terms used herein but not defined shall have the meanings assigned to those terms in the Company’s Amended and Restated 2002 Stock Option and Incentive Plan, as amended (the “Plan”).

W I T N E S S E T H:

A.	Grantee is an employee of the Company or a Subsidiary of the Company; and

B.	The execution of this Agreement in the form hereof has been authorized by the Compensation and Option Committee of the Board (the “Committee”).

NOW, THEREFORE, in consideration of these premises and the covenants and agreements set forth in this Agreement, the Company and Grantee agree as follows:

1.	Grant of Restricted Share Units. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee 163,934 Restricted Share Units (the “Grant”). Each Restricted Share Unit shall represent the right to receive one share of the Company’s common stock, par value $0.01 per share (“Common Stock”). This Agreement constitutes an “Evidence of Award” under the Plan.

2.	Date of Grant. The effective date of the Grant is September 1, 2009 (the “Date of Grant”).

3.	Restrictions on Transfer of Restricted Share Units. Neither the Restricted Share Units granted hereby nor any interest therein shall be transferable other than by will or the laws of descent and distribution.

4.	Vesting of Restricted Share Units.

(a)	Except as otherwise provided in this Agreement, a number of Restricted Share Units equal to the Performance-Earned Units (determined in accordance with Exhibit A) shall become nonforfeitable on the third anniversary of the Date of Grant (the “Vesting Date”), unless earlier forfeited in accordance with Section 5.

(b)

Notwithstanding the provisions of Section 4(a) above, (i) if a Change in Control occurs prior to June 30, 2012, 60% of the Restricted Share Units plus a pro-rata portion of the remaining 40% of the Restricted Share Units, with such pro-ration based on a fraction, the numerator of which is the number of days from the Date of Grant through the date of such Change in Control, and the denominator of which is 1095, to the extent not previously forfeited, shall become immediately nonforfeitable upon the occurrence of a Change in Control (as defined below and (ii) if a Change in Control occurs on or subsequent to June 30, 2012, the number of Restricted Share Units that become nonforfeitable upon such Change in Control shall instead be the number of Performance-Earned Units (determined in accordance with Exhibit A). A “Change in Control” means the occurrence, while the Grantee remains employed by the Company or a Subsidiary, of any of the following events:

(i)	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Voting Shares”); provided, however, that for purposes of this Section 4(b)(i), the following acquisitions shall not constitute a Change in Control: (A) any issuance of Voting Shares directly from the Company that is approved by the Incumbent Board (as defined in Section 4(b)(ii) below), (B) any acquisition by the Company or a Subsidiary of Voting Shares, (C) any acquisition of Voting Shares by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (D) any acquisition of Voting Shares by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 4(b)(iii) below;

(ii)	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director after the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-12 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)

consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company or other transaction (each, a “Business Combination”), unless, in each case, immediately following the Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Shares immediately prior to the Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Shares of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from the Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding Voting Shares of the entity resulting from the Business Combination and (C) at least a majority of the members of the board of directors of the entity resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for the Business Combination; or

(iv)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 4(b)(iii) hereof.

5.	Forfeiture of Restricted Share Units.

(a)

Except as otherwise described in this Section 5, any of the Restricted Share Units that remain forfeitable in accordance with Section 4 hereof shall be forfeited if Grantee ceases for any reason to be employed by the Company or a Subsidiary at any time prior to such units becoming nonforfeitable in accordance with Section 4 hereof, unless the Committee determines to provide otherwise at the time of the cessation of the Grantee’s employment; provided, however, that (i) if the Grantee’s employment terminates (a “Qualifying Termination”) on account of his death or Disability, or if his employment is terminated by the Company without Cause or by the Grantee for Good Reason (each term as defined in the letter agreement between Grantee and the Company, dated as of May 8, 2007, as amended on November 27, 2007, December 26, 2008 and September 1, 2009 (the “Letter Agreement”)) on or prior to the date that is six months after the date of grant, a number of Restricted Share Units equal to 50% of the number of Performance Earned Units determined in accordance with Exhibit A shall become fully nonforfeitable, and (ii) if the Grantee’s employment terminates under circumstances constituting a Qualifying Termination following the date that is six months after the Date of Grant, a number of Restricted Share Units equal to 100% of the number of Performance Earned Units determined in accordance with Exhibit A shall become fully nonforfeitable, in either case, as of the date of determination of the number of Performance Earned Units and subject to Section 5(c) below. For the purposes of this Agreement, the Grantee’s employment with the Company or a Subsidiary shall not be deemed to have been interrupted, and Grantee shall not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of (i) the transfer of Grantee’s employment among the Company and its Subsidiaries, (ii) an approved leave of absence of not more than

90 days, or (iii) the period of any leave of absence required to be granted by the Company under any law, rule, regulation or contract applicable to Grantee’s employment with the Company or any Subsidiary.

(b)	Any of the Restricted Share Units that remain forfeitable in accordance with Section 4 shall be forfeited on the date that the Committee determines that such Restricted Share Units shall be forfeited under the circumstances described in Section 17(g) of the Plan.

(c)	Prior to the occurrence of a Change in Control, the Committee may, at any time between the determination of the Performance-Earned Amount and the Vesting Date, exercise negative discretion to reduce the Performance-Earned Amount, but only based on a determination by the Committee in good faith that the Performance-Earned Amount calculated pursuant to Exhibit A was inflated by excessive risk taking or other manipulative conduct by the Grantee or other members of the Company’s management team intended to increase the Performance-Earned Amount.

(d)	Upon the final determination of Performance-Earned Amount contemplated by Exhibit A, all Restricted Share Units that are (as a result of such determination) no longer capable of becoming nonforfeitable shall be immediately forfeited.

6.	Payment of Restricted Share Units. Subject to Section 10, the shares of Common Stock underlying any Restricted Share Units that become non-forfeitable as specified in this Agreement shall be transferred to the Grantee on the earlier of (i) January 18, 2013, or (ii) a Change in Control that satisfies the requirements for a change in control under Section 409A(a)(2)(A)(v) of the Code; provided, however, that the Committee in its sole discretion may settle the award of Restricted Share Units wholly or partly in cash, in which case the fair market value of the Restricted Share Units shall be equal to the fair market value of the shares of Common Stock underlying such Restricted Share Units (with such fair market value determined in accordance with the definition under the Plan as of the date such shares would have been transferred under this Agreement but for the Committee’s discretion to settle the Restricted Share Units in cash, subject to withholding as provided in Section 8).

7.	Dividend, Voting and Other Rights. The Grantee shall have no rights of ownership in the Restricted Share Units and shall have no voting rights with respect to such Restricted Share Units or the underlying shares of Common Stock. From and after the Date of Grant and until the earlier of (a) the time when the Grantee receives the shares of Common Stock underlying the Restricted Share Units in accordance with Section 6 hereof or (b) the time when the Grantee’s right to receive the Restricted Share Units is forfeited in accordance with Section 5 hereof, the Company shall credit to the Grantee whenever a normal cash dividend is paid on shares of Common Stock, an amount of cash equal to the product of the per-share amount of the dividend paid times the number of such Restricted Share Units. Such credited amounts shall be paid to the Grantee when and only to the extent the Common Stock underlying the Restricted Share Units or cash in satisfaction of the Restricted Share Units is transferred to the Grantee in accordance with Section 6 hereof.

8.	Retention of Common Stock by the Company; Withholding. The shares of Common Stock underlying any Restricted Share Units that become nonforfeitable shall, at the time set forth in Section 6 hereof, be released to the Grantee by the Company’s transfer agent at the direction of the Company. At such time as the Restricted Share Units become payable as specified in this Agreement, the Company shall direct the transfer agent to forward all such shares of Common Stock to the Grantee; provided, however, that if the Grantee has notified the Company of his election to satisfy any tax obligations by surrender of a portion of such shares, the transfer agent will be directed to forward the remaining balance of shares after the amount necessary for such taxes has been deducted. The cash, if any, paid to Grantee pursuant to Section 6 above shall be reduced by any required tax withholding or other required governmental deduction.

9.	Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any shares of Common Stock or other securities pursuant to this Agreement if the issuance thereof would, in the reasonable opinion of the Company, result in a violation of any such law.

10.	Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with, or be exempt from, the provisions of Section 409A of the Code and be interpreted consistent with Section 409A of the Code.

11.	Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled.

12.	Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee, acting pursuant to the Plan shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with this grant.

13.	Employment Rights. This Agreement shall not confer on Grantee any right with respect to the continuance of employment or other services with the Company or any Subsidiary. No provision of this Agreement shall limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of Grantee at any time.

14.	Communications. All notices, demands and other communications required or permitted hereunder or designated to be given with respect to the rights or interests covered by this Agreement shall be deemed to have been properly given or delivered when delivered personally or sent by certified or registered mail, return receipt requested, U.S. mail or reputable overnight carrier, with full postage prepaid and addressed to the parties as follows:

If to the Company, at:	400 Atlantic Street, Suite 1500
Stamford, CT 06901
Attention: General Counsel

If to Grantee, at:	Grantee’s most recent address on file with the Company

Either the Company or Grantee may change the above designated address by written notice to the other specifying such new address.

15.	Interpretation. The interpretation and construction of this Agreement by the Committee shall be final and conclusive; provided, however, that the definitions of Cause, Good Reason and Disability and any other provision covered in the Letter Agreement shall be interpreted in the manner set forth in the Letter Agreement. No member of the Committee shall be liable for any such action or determination made in good faith.

16.	Amendment in Writing. This Agreement may be amended as provided in the Plan; provided, however, that all such amendments shall be in writing.

17.	Integration. The Restricted Share Units are granted pursuant to the Plan. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to all of the terms and conditions of the Plan, a copy of which is available upon request and which is incorporated herein by reference. As such, this Agreement, the Plan and the Letter Agreement embody the entire agreement and understanding of the Company and Grantee and supersede any prior understandings or agreements, whether written or oral, with respect to the Restricted Share Units.

18.	Severance. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof and the remaining provisions hereof shall continue to be valid and fully enforceable.

19.	Governing Law. This Agreement is made under, and shall be construed in accordance with, the laws of the State of Delaware.

20.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement is executed by a duly authorized representative of the Company on the day and year first above written.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/s/ John G. Stacey
Name:	John G. Stacey
Title:	Vice President HR and Chief Human Resources Officer

By:	/s/ Edward H. Meyer
Name:	Edward H. Meyer
Title:	Chairman of the Compensation Committee

The undersigned Grantee acknowledges receipt of an executed original of this Agreement and accepts the Restricted Share Units subject to the applicable terms and conditions hereinabove set forth.

Date: September 1, 2009	/s/ Dinesh Paliwal
Grantee

Exhibit A

The number of Performance-Earned Units shall be determined as soon as practicable following the conclusion of the Company’s fiscal year concluding June 30, 2012 (“Fiscal 2012”), based on the Company’s achievement of revenue and cost initiative goals (measured through operating margin), pursuant to the following steps:

1. First, the Company shall determine whether two threshold goals have been achieved: Performance-Earned Units shall equal zero upon the occurrence of either of the following: (i) Net Revenue (as defined below) of less than $2,750,000,000,* or (ii) Operating Margin (as defined below) of less than 3%. If Net Revenue equals or exceeds $2,750,000,000 and Operating Margin equals or exceeds 3%, the determination of Performance-Earned Units shall continue with the next paragraph.

2. Second, the “Target Operating Margin Goal” shall be determined based upon Net Revenue, as follows: If Net Revenue for Fiscal 2012 is at least $2,750,000,000 but not greater than $3,000,000,000, the Target Operating Margin Goal shall equal 7%. If Net Revenue for Fiscal 2012 exceeds $3,000,000,000 but is below $4,000,000,000, the Target Operating Margin Goal shall equal (i) 8% minus (ii) .1 additional percentage point for each $100,000,000 by which Net Revenue is below $4,000,000,000, rounded to the nearest .001%. If Net Revenue for Fiscal 2012 equals or exceeds $4,000,000,000, the Target Operating Margin Goal shall equal (i) 8% plus (ii) .1 additional percentage point for each $50,000,000 by which Net Revenue exceeds $4,000,000,000, rounded to the nearest .001%, up to a maximum of 11%. The table below illustrates by example the determination of the Target Operating Margin Goal.

Net Revenue ($)	Target Operating Margin Goal
2,750,000,000 but equal to or below 3,000,000,000	7%

4,000,000,000	8%

4,432,678,324	8.865%

5,500,000,000 and above	11%

3. Third, the “Threshold Operating Margin Goal” shall be determined. The Threshold Operating Margin Goal shall equal (x) the Target Operating Margin Goal minus (y) 4 percentage points.

4. Fourth, the “Maximum Operating Margin Goal” shall be determined. The Maximum Operating Margin Goal shall equal (x) the Target Operating Margin Goal plus (y) 4 percentage points. The table below illustrates by example the determination of the Maximum Operating Margin Goal.

Net Revenue ($)	Maximum Operating Margin Goal
2,750,000,000 but equal to or below 3,000,000,000	11%

4,000,000,000	12%

4,432,678,324	12.865%

5,500,000,000 and above	15%

5. Fifth, the number of Performance-Earned Units shall be determined in accordance with the following matrix, based upon the actual Operating Margin achieved:

Operating Margin Achievement Level	Number of Performance-Earned Units
Below Threshold Operating Margin Goal	0

Threshold Operating Margin Goal	25% of the Restricted Share Units

Target Operating Margin Goal	50% of the Restricted Share Units

At or Above Maximum Operating Margin Goal	100% of Restricted Share Units

The number of Performance-Earned Units shall be determined based upon straight-line interpolation in the event that Operating Margin achieved falls between the Threshold Operating Margin Goal and the Target Operating Margin Goal, or between the Target Operating Margin Goal and the Maximum Operating Margin Goal.

6. Definitions and Rules. For purposes of this Exhibit A, the following definitions and rules shall apply:

“GAAP” shall mean United States generally accepted accounting principles.

“Maximum Operating Margin Goal” shall mean the percentage determined in accordance with step #4 above.

“Net Revenue” shall equal the Company’s net revenue (determined in accordance with GAAP) for Fiscal 2012.

“Operating Margin” shall equal the quotient determined by dividing (x) the Company’s operating income (excluding restructuring costs, goodwill and any other one time items) for Fiscal 2012, determined in accordance with GAAP as consistently applied by the Company, by (y) the Company’s Net Revenue, and multiplying by 100%.

“Target Operating Margin Goal” shall mean the percentage determined in accordance with step #2 above.

“Threshold Operating Margin Goal” shall mean the percentage determined in accordance with step #3 above.

Goals (including threshold goals) and targets shall be adjusted by the Committee to reflect (i) “one time” items, such as restructuring costs, goodwill write-offs, merger related costs, etc., as disclosed in the Company’s financial statements included with its Forms 10-Q and 10-K as filed with the Securities and Exchange Commission, (ii) acquisitions or divestitures that are required to be disclosed by the Company on Form 8-K as filed with the Securities and Exchange Commission or, to the extent such acquisition or divestiture would have otherwise been required to be disclosed on a Form 8-K, if the Form 8-K disclosure requirement can be satisfied by including such disclosure on a Form 10-K or 10-Q filing by the Company, such other Form as filed with the Securities and Exchange Commission, and (iii) changes in GAAP after the Date of Grant to the extent that such change in GAAP is applicable to the calculations herein.